Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below, as a Director of Aerojet Rocketdyne Holdings, Inc., a Delaware corporation (the “Company”), with its principal offices at 222 N. Sepulveda Boulevard, Suite 500, El Segundo, California, does hereby make, constitute and appoint Arjun L. Kampani and Paul R. Lundstrom, or one of them acting alone, his true and lawful attorneys, with full power of substitution and resubstitution, in his name, place and stead, in any and all capacities, to execute and sign a Registration Statement on Form S-3, and any and all amendments thereto, in connection with the Company’s Rescission Offer, and documents in connection therewith, to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1933, as amended, giving and granting unto said attorneys full power and authority to do and perform such actions as fully as they might have done or could do if personally present and executing any of said documents.

Dated and effective as of the 30th day of May, 2017.

/s/ Warren G. Lichtenstein	/s/ Lance W. Lord
Warren G. Lichtenstein Executive Chairman	Lance W. Lord, Director

/s/ Thomas A. Corcoran	/s/ Merrill A. McPeak
Thomas A. Corcoran, Director	Merrill A. McPeak, Director

/s/ Eileen P. Drake,	/s/ James H. Perry
Eileen P. Drake, Director	James H. Perry, Director

/s/ James R. Henderson,	/s/ Martin Turchin
James R. Henderson, Director	Martin Turchin, Director